UNSECURED SUBORDINATED PROMISSORY NOTE

Issue Date: October 19, 2020	Principal Amount: $2,684,250

FOR VALUE RECEIVED, Quest Resource Holding Corporation, a Nevada corporation (“Maker”), promises to pay to the order of Green Remedies Waste and Recycling, Inc., a North Carolina corporation (the “Holder”), the principal sum of $2,684,250 in accordance with and subject to the provisions of this unsecured subordinated promissory note (this “Note”), and to pay interest (as set forth in Section 2 hereof) to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is issued pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 19, 2020, among Maker, Holder, Alan Allred and Quest Resource Management Group, LLC (the “Purchase Agreement”).

Section 1.                Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Maker commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Maker, (b) there is commenced against the Maker any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Maker is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Maker suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Maker makes a general assignment for the benefit of creditors, (f) the Maker calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Maker, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Maturity Date” has the meaning set forth in Section 2(c).

“Senior Debt” means (a) all principal, interest and other obligations at any time due and owing by Maker or its Affiliates to BBVA USA and certain lenders (collectively, the “Senior ABL Lenders”) parties to that certain Loan, Security and Guaranty Agreement, dated as of August 5, 2020 (as amended, modified, supplemented, waived, restated or refinanced from time to time, the “Senior ABL Credit Agreement”) or any other entities as evidenced under the Senior ABL Credit Agreement and other “Loan Documents” as such term is defined in the Senior ABL Credit Agreement (collectively, the “Senior ABL Documents”), or any of them, arising out of or incurred in connection with the Senior ABL Documents or other documents executed in connection with the obligations thereunder (and any indebtedness which refinances such principal, interest or other obligations), as modified, extended, renewed or restated, whether direct or contingent, and whether now existing or hereafter created, and including, without limitation, interest which accrues on the principal amount of the Senior ABL Credit Agreement indebtedness subsequent to the commencement of a legal proceeding, whether or not such interest is an allowed claim under applicable law; and (b) all principal, interest and other obligations at any time due and owing by Maker or its Affiliates to Monroe Capital Management Advisors, LLC and certain lenders (collectively, the “Term Loan Lenders”) parties to that certain Credit Agreement, dated as of the date hereof (as amended, modified, supplemented, waived, restated or refinanced from time to time, the “Term Loan Agreement”) or any other entities as evidenced under the Term Loan Agreement and other “Loan Documents” as such term is defined in the Term Loan Agreement (collectively, the “Term Loan Documents”), or any of them, arising out of or incurred in connection with the Term Loan Documents or other documents executed in connection with the obligations thereunder (and any indebtedness which refinances such principal, interest or other obligations), as modified, extended, renewed or restated, whether direct or contingent, and whether now existing or hereafter created, and including, without limitation, interest which accrues on the principal amount of the Term Loan Agreement indebtedness subsequent to the commencement of a legal proceeding, whether or not such interest is an allowed claim under applicable law.

Section 2.                Payment and Interest.

a)                  Interest. Interest on the aggregate outstanding principal amount of this Note shall accrue at the rate of three percent (3%) per annum (the “Stated Rate”).

b)                  Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, fees and other amounts which may become due hereunder, has been made.

c)                  Payment. Commencing on January 1, 2020, the principal and accrued and unpaid interest shall be paid by Maker in quarterly installments, as set forth in the Amortization Schedule attached as Exhibit A, and continuing thereafter on the first day of each succeeding calendar quarter during the term of this Note (i.e., each January, April, July and October), through October 1, 2025 (“Maturity Date”), on which date all outstanding principal plus any unpaid accrued interest and fees shall be due and payable in full if not previously paid on such earlier date on which the entire outstanding principal amount of this Note is to be repaid as provided herein.

d)                  Optional Prepayment. At any time upon ten (10) days’ written notice to the Holder, the Maker may prepay any portion of the principal amount of this Note and any accrued and unpaid interest, without premium or penalty. All prepayments will be applied first to any accrued and unpaid interest and then, to the extent applicable, to the then outstanding principal amount of this Note in inverse order of maturity.

e)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 3.                Events of Default.

a)                  “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.	any default in the payment of (x) the principal amount of this Note or (y) interest, fees and other amounts owing to the Holder of this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default is not cured within thirty (30) days following receipt of written notice from the Holder of such default;

ii.	the failure of the Maker to observe or perform any other covenant or agreement contained in this Note or the Purchase Agreement which failure is not cured, if possible to cure, within twenty (20) Business Days after notice of such failure sent by the Holder to the Maker; or

iii.	the Maker shall be subject to a Bankruptcy Event

b)                  Remedies Upon Event of Default. Upon any occurrence of an Event of Default which has not been cured within the applicable cure period, the Holder may by written notice to the Maker, declare this Note and the then outstanding principal amount of this Note, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, immediately due and payable in cash.

c)                  Rights of Holder. Following such acceleration, the Holder need not provide, and the Maker hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to Section 3(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4.                Non-recourse. This Note may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Note, or the negotiation, execution or performance of this Note, may only be brought against the Maker and then only with respect to the specific obligations set forth herein. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of the Maker, or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of the Maker under this Note, or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 5.                Right of Setoff. Maker may, in its sole discretion and upon written notice to the Holder specifying in reasonable detail the basis thereof, setoff any amounts owing from Holder to Maker or any Buyer Indemnified Party under the Purchase Agreement that are not otherwise satisfied by the Escrow Fund against amounts payable under this Note. The exercise of such right of setoff by Maker will not constitute an Event of Default. Any setoff pursuant to this Section 5 shall be deemed a reduction to the then outstanding principal amount of this Note and Maker shall have the right to claw-back past interest paid on such principal reduction. Any setoff amounts as to which the setoff rights are exercised shall be applied to installments due under this Note in inverse order of maturity.

Section 6.                Subordination. Notwithstanding anything in this Note to the contrary, Maker and Holder hereby agree that in the event of any default or except as otherwise permitted under the Senior Debt, the indebtedness evidenced by this Note and the payment of principal thereof and interest thereon are subordinated in right of payment to the prior payment in full of all existing and future Senior Debt and that this subordination is for the benefit of the holders of Senior Debt.  By its acceptance of this Note, the Holder agrees to execute and deliver such documents with respect to the subordination of this Note as may be reasonably requested by the Maker.

Section 7.                Miscellaneous.

a)                  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; and (iv) on the date of delivery if mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(a):

If to Maker:	Quest Resource Holding Corporation 3481 Plano Parkway The Colony, Texas 75056 E-mail: LaurieL@questrmg.com Attention: Laurie Latham with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019
E-mail: egonzalez@olshanlaw.com; kschlesinger@olshanlaw.com
Attention: Elizabeth Gonzalez-Sussman, Esq. and Kenneth Schlesinger, Esq.

If to Holder:	Green Remedies Waste and Recycling, Inc. P.O. Box 1599 Elon, North Carolina 27244-1599 E-mail: glallred@gmail.com Attention: Gary Allred
With a copy to:	Nathan R. Adams Pittman & Steele, PLLC 1694 Westbrook Avenue (27215) Post Office Box 2290 E-mail: nathan.adams@pittmansteelelaw.com

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal, accrued interest and fees, as applicable, on this Note at the time, place and in the manner herein prescribed. This Note is a direct debt obligation of the Maker.

c)                  Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Maker shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Maker.

d)                  Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)                 This Note shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(ii)              Any legal suit, action or proceeding arising out of or based upon this Note or the transactions contemplated hereby may be instituted in the federal courts of the United States of America situated in the State of Texas or the courts of the State of Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(iii)            Each party acknowledges and agrees that any controversy which may arise under this Note is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Note, or the transactions contemplated hereby. Each party to this Note certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7(d)(iii).

e)                  Waiver. No provision of this Note may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Maker and the Holder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

f)                   Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Maker covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Maker from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Maker (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

g)                  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Purchase Agreement and any of the other Ancillary Agreements at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. The Maker covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Maker therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Maker shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Maker’s compliance with the terms and conditions of this Note.

h)                  When all or any part of a due installment remains unpaid five (5) days after the day on which it became due, interest on the then unpaid balance of the principal, including the delinquent installment, will be paid at a rate of interest equal to the Default Interest Rate (as defined below), per annum, from the date on which the installment was due to and including the date on which such delinquent installment is paid. After the occurrence of an Event of Default, notwithstanding anything to the contrary contained herein, the unpaid principal balance of this Note shall bear interest at the Stated Rate for the first ten (10) Business Days after the Event of Default and thereafter, at the Default Interest Rate, per annum. For the purposes hereof, the Default Interest Rate shall mean the rate of five percent (5.0%) per annum.

i)                   Upon the occurrence of an Event of Default, the Holder of this Note may employ an attorney to enforce the Holder’s rights and remedies and the Maker, principal, surety, guarantor, and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys’ fees plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default.

j)                   Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Quest Resource Holding Corporation

By:	/s/ Laurie L. Latham
Name:	Laurie L. Latham
Title:	Chief Financial Officer, Senior Vice President and Secretary

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